Exhibit 99.1

Dime Community Bancshares, Inc. Reports Fourth Quarter 2024 Results

Strong Growth in Deposits, Business Loans and Capital Ratios on a Year-Over-Year Basis

Net Interest Margin Expands by 29 basis points on a Linked Quarter Basis to 2.79%

Hauppauge, NY, January 23, 2025 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income available to common stockholders of $21.8 million for the year ended December 31, 2024, or $0.55 per diluted common share, compared to net income available to common stockholders of $88.8 million, or $2.29 per diluted common share, for the year ended December 31, 2023.

Stuart H. Lubow, President and Chief Executive Officer (“CEO”) of the Company, stated, “Our fourth quarter results were marked by continued core deposit growth and Net Interest Margin (“NIM”) expansion. In addition, we successfully executed on several important initiatives in the fourth quarter, including a follow-on common equity offering. The proceeds from the offering were utilized to re-position our available-for-sale securities portfolio and Bank Owned Life Insurance (“BOLI”) portfolio and supplement our capital base. These transactions will contribute towards a stronger balance sheet, enhanced earnings power and support future growth. I would like to thank all of our employees for their tremendous efforts throughout the year that led to substantial year-over-year growth in core deposits and business loans as well as the Bank achieving an “Outstanding” rating on our recent Community Reinvestment Act examination.”

For the quarter ended December 31, 2024, net loss available to common stockholders was $22.2 million, or $(0.54) per diluted common share, compared to net income available to common stockholders of $11.5 million, or $0.29 per diluted common share, for the quarter ended September 30, 2024, and net income available to common stockholders of $14.5 million, or $0.37 per diluted common share, for the quarter ended December 31, 2023. Fourth quarter 2024 results included: $42.8 million of pre-tax loss-on-sale of securities, $1.3 million of pre-tax severance expense and $1.2 million of pre-tax expense related to the termination of a legacy pension plan. In addition, the fourth quarter 2024 results included $9.1 million of income tax expense related to the taxable gain and Modified Endowment Contract Tax (“MEC Tax”) on the surrender of legacy BOLI assets.

Adjusted net income available to common stockholders (non-GAAP) totaled $17.4 million for the quarter ended December 31, 2024, an increase of 52% versus the prior quarter and an increase of 16% versus the year ago quarter (see “Non-GAAP Reconciliation” tables at the end of this news release). Adjusted EPS (non-GAAP) totaled $0.42 per share for the quarter ended December 31, 2024, an increase of 45% versus the prior quarter and an increase of 8% versus the year ago quarter.

Highlights for the Fourth Quarter of 2024 Included:

●	Total deposits increased $268.8 million compared to the third quarter of 2024;
●	Core deposits (excluding brokered and time deposits) increased $513.4 million compared to the third quarter of 2024;
●	The ratio of average non-interest-bearing deposits to average total deposits for the fourth quarter increased to 30.0%;
●	The cost of total deposits declined by 37 basis points versus the prior quarter;
●	The net interest margin increased to 2.79% for the fourth quarter of 2024 compared to 2.50% for the prior quarter;
●	The loan to deposit ratio declined to 93.0% at the end of the fourth quarter compared to 95.4% for the prior quarter;
●	The allowance for credit losses to total loans increased to 0.82% at the end of the fourth quarter compared to 0.78% for the prior quarter;
●	The Company’s Common Equity Tier 1 Ratio increased to 11.07% at the end of the fourth quarter; and
●	The Bank received an “Outstanding” overall rating as well as an “Outstanding” rating on each of the individual components (Lending, Investment and Service tests) for its recently concluded Community Reinvestment Act examination.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income for the fourth quarter of 2024 was $91.1 million compared to $79.9 million for the third quarter of 2024 and $74.1 million for the fourth quarter of 2023.

Mr. Lubow commented, “Strong growth in core deposits as well as proactive management of deposit rates led to strong linked quarter growth in our net interest margin. We anticipate the full quarter impact of the securities repositioning (which was completed towards the end of November) to positively benefit the NIM in 2025.”

The table below provides a reconciliation of the reported net interest margin (“NIM”) and adjusted NIM excluding the impact of purchase accounting accretion on the loan portfolio.

(Dollars in thousands)	Q4 2024	Q3 2024	Q4 2023
Net interest income	$91,098	$79,924	$74,121
Purchase accounting amortization (accretion) on loans ("PAA")	(1,268)	(266)	(55)
Adjusted net interest income excluding PAA on loans (non-GAAP)	$89,830	$79,658	$74,066

Average interest-earning assets	$12,974,958	$12,734,246	$12,828,060

NIM (1)	2.79%	2.50%	2.29%
Adjusted NIM excluding PAA on loans (non-GAAP) (2)	2.75%	2.49%	2.29%

(1)	NIM represents net interest income divided by average interest-earning assets.
(2)	Adjusted NIM excluding PAA on loans represents adjusted net interest income, which excludes PAA amortization on acquired loans divided by average interest-earning assets.

Loan Portfolio

The ending weighted average rate (“WAR”) on the total loan portfolio was 5.26% at December 31, 2024, a 14 basis point decrease compared to the ending WAR of 5.40% on the total loan portfolio at September 30, 2024. The linked quarter decline in the WAR on the loan portfolio was primarily due to floating rate loans adjusting lower as a result of the Federal Reserve’s rate cuts.

Outlined below are loan balances and WARs for the quarter ended as indicated.

	December 31, 2024		September 30, 2024		December 31, 2023
(Dollars in thousands)	Balance	WAR (1)	Balance	WAR (1)	Balance	WAR (1)
Loans held for investment balances at period end:
Business loans (2)	$2,726,602	6.56%	$2,653,624	6.82%	$2,310,379	6.81%
One-to-four family residential, including condominium and cooperative apartment	952,195	4.72	934,209	4.65	889,236	4.47
Multifamily residential and residential mixed-use (3)(4)	3,820,492	4.49	3,866,931	4.60	4,017,703	4.53
Non-owner-occupied commercial real estate	3,231,398	5.13	3,281,923	5.25	3,381,842	5.19
Acquisition, development, and construction	136,172	7.95	149,299	8.46	168,513	8.71
Other loans	5,084	10.51	6,058	10.71	5,755	6.75
Loans held for investment	$10,871,943	5.26%	$10,892,044	5.40%	$10,773,428	5.29%

(1)    WAR is calculated by aggregating interest based on the current loan rate from each loan in the category, adjusted for non-accrual loans, divided by the total balance of loans in the category.

(2)    Business loans include commercial and industrial loans and owner-occupied commercial real estate loans.

(3)    Includes loans underlying multifamily cooperatives.

(4)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

Outlined below are the loan originations, for the quarter ended as indicated.

(Dollars in millions)	Q4 2024	Q3 2024	Q4 2023
Loan originations	$187.5	$122.7	$195.9

Deposits and Borrowed Funds

Period end total deposits (including mortgage escrow deposits) at December 31, 2024 were $11.69 billion, compared to $11.42 billion at September 30, 2024 and $10.53 billion at December 31, 2023.

Total Federal Home Loan Bank advances were $608.0 million at December 31, 2024 compared to $508.0 million at September 30, 2024 and $1.31 billion at December 31, 2023.

Mr. Lubow commented, “Over the course of 2024, we made significant progress in re-creating a core-deposit funded balance sheet. Strong growth in core business deposits allowed us to reduce our FHLB advance position by approximately $700 million on a year-over-year basis and our brokered deposit position by approximately $475 million on a year-over-year basis.”

Non-Interest Income

Non-interest income was a loss of $33.9 million during the fourth quarter of 2024, compared to income of $7.6 million during the third quarter of 2024, and income of $8.9 million during the fourth quarter of 2023. Fourth quarter 2024 results included $42.8 million of pre-tax loss-on-sale of securities related to the re-positioning of the available-for-sale securities portfolio.

Non-Interest Expense

Total non-interest expense was $60.6 million during the fourth quarter of 2024, $57.7 million during the third quarter of 2024, and $53.9 million during the fourth quarter of 2023. Excluding the impact of the loss on extinguishment of debt, amortization of other intangible assets, severance expense, settlement loss related to the termination of a legacy pension plan, and the FDIC special assessment, adjusted non-interest expense was $57.7 million during the fourth quarter of 2024, $57.4 million during the third quarter of 2024, and $52.6 million during the fourth quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Mr. Lubow commented, “In line with our previous guidance, our adjusted non-interest expense base was relatively flat in the fourth quarter of 2024 compared to the prior quarter.”

The ratio of non-interest expense to average assets was 1.76% during the fourth quarter of 2024, compared to 1.71% during the linked quarter and 1.58% for the fourth quarter of 2023. Excluding the impact of the loss on extinguishment of debt, amortization of other intangible assets, severance expense, the FDIC special assessment and settlement loss related to the termination of a legacy pension plan, the ratio of adjusted non-interest expense to average assets was 1.68% during the fourth quarter of 2024, compared to 1.70% during the linked quarter and 1.54% for the fourth quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

The efficiency ratio was 105.9% during the fourth quarter of 2024, compared to 65.9% during the linked quarter and 65.0% during the fourth quarter of 2023. Excluding the impact of net (gain) loss on sale of securities and other assets, fair value change in equity securities and loans held for sale, severance expense, the FDIC special assessment, settlement loss related to the termination of a legacy pension plan, loss on extinguishment of debt and amortization of other intangible assets the adjusted efficiency ratio was 58.0% during the fourth quarter of 2024, compared to 65.6% during the linked quarter and 63.6% during the fourth quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Income Tax Expense

The fourth quarter of 2024 income tax expense was $3.3 million, inclusive of $9.1 million of income tax expense related to the taxable gain and MEC Tax on the surrender of legacy BOLI assets. Excluding the tax impact of the BOLI surrender, the fourth quarter 2024 effective rate was a tax benefit of 33.5%. This compares to an effective tax rate of 26.9% for the third quarter of 2024, and 35.6% for the fourth quarter of 2023.

Credit Quality

Non-performing loans were $49.5 million at December 31, 2024, compared to $49.5 million at September 30, 2024 and $29.1 million at December 31, 2023.

A credit loss provision of $13.7 million was recorded during the fourth quarter of 2024, compared to a credit loss provision of $11.6 million during the third quarter of 2024, and a credit loss provision of $3.7 million during the fourth quarter of 2023.

Capital Management

Stockholders’ equity increased $170.3 million to $1.40 billion at December 31, 2024, compared to $1.23 billion at December 31, 2023. The growth primarily reflects retained earnings and the $135.8 million in net proceeds raised in connection with the November 2024 common equity offering.

The Company’s and the Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements as of December 31, 2024. All risk-based regulatory capital ratios increased in the fourth quarter of 2024.

Mr. Lubow commented, “During the fourth quarter we raised $136 million of net proceeds from a common equity offering. Our capital ratios are now best-in-class when compared to other community and regional banks in our footprint with over $10 billion of assets.”

Dividends per common share were $0.25 during the fourth and third quarters of 2024, respectively.

Book value per common share was $29.34 at December 31, 2024 compared to $29.31 at September 30, 2024.

Tangible common book value per share (which represents common equity less goodwill and other intangible assets, divided by the number of shares outstanding) was $25.68 at December 31, 2024 compared to $25.22 at September 30, 2024 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Earnings Call Information

The Company will conduct a conference call at 8:30 a.m. (ET) on Thursday, January 23, 2025, during which CEO Lubow will discuss the Company’s fourth quarter 2024 financial performance, with a question-and-answer session to follow.

Participants may access the conference call via webcast using this link: https://edge.media-server.com/mmc/p/sjcchcex. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BIe30c4b35e36b49dfa2d4bdc94b8528b3. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial-in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand for 12 months at https://edge.media-server.com/mmc/p/sjcchcex.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $14.4 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as “annualized," “anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may affect demand for our products and reduce interest margins and the value of our investments; changes in deposit flows, the cost of funds, loan demand or real estate values may adversely affect the business of the Company; changes in the quality and composition of the Company’s loan or investment portfolios or unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general socio-economic conditions, public health emergencies, international conflict, inflation, and recessionary pressures, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates and may adversely affect our customers, our financial results and our operations; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; there may be difficulties or unanticipated expense incurred in the consummation of new business initiatives or the integration of any acquired entities; and litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections entitled “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and updates set forth in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	December 31,	September 30,	December 31,
	2024	2024	2023
Assets:
Cash and due from banks	$1,283,571	$626,056	$457,547
Securities available-for-sale, at fair value	690,693	774,608	886,240
Securities held-to-maturity	637,339	592,414	594,639
Loans held for sale	22,625	13,098	10,159
Loans held for investment, net:
Business loans (1)	2,726,602	2,653,624	2,310,379
One-to-four family and cooperative/condominium apartment	952,195	934,209	889,236
Multifamily residential and residential mixed-use (2)(3)	3,820,492	3,866,931	4,017,703
Non-owner-occupied commercial real estate	3,231,398	3,281,923	3,381,842
Acquisition, development and construction	136,172	149,299	168,513
Other loans	5,084	6,058	5,755
Allowance for credit losses	(88,751)	(85,221)	(71,743)
Total loans held for investment, net	10,783,192	10,806,823	10,701,685
Premises and fixed assets, net	34,858	35,066	44,868
Premises held for sale	—	—	905
Restricted stock	69,106	64,235	98,750
BOLI	290,665	372,367	349,816
Goodwill	155,797	155,797	155,797
Other intangible assets	3,896	4,181	5,059
Operating lease assets	46,193	48,537	52,729
Derivative assets	116,496	105,636	122,132
Accrued interest receivable	55,970	54,578	55,666
Other assets	162,857	93,133	100,013
Total assets	$14,353,258	$13,746,529	$13,636,005
Liabilities:
Non-interest-bearing checking (excluding mortgage escrow deposits)	$3,355,829	$3,231,160	$2,884,378
Interest-bearing checking	1,079,823	938,070	515,987
Savings (excluding mortgage escrow deposits)	1,927,903	1,845,266	2,335,354
Money market	4,198,784	3,898,509	3,125,996
Certificates of deposit	1,069,081	1,416,467	1,607,683
Deposits (excluding mortgage escrow deposits)	11,631,420	11,329,472	10,469,398
Non-interest-bearing mortgage escrow deposits	54,715	87,841	61,121
Interest-bearing mortgage escrow deposits	6	5	136
Total mortgage escrow deposits	54,721	87,846	61,257
FHLBNY advances	608,000	508,000	1,313,000
Other short-term borrowings	50,000	—	—
Subordinated debt, net	272,325	272,300	200,196
Derivative cash collateral	112,420	68,960	108,100
Operating lease liabilities	48,993	51,362	55,454
Derivative liabilities	108,347	98,108	121,265
Other liabilities	70,515	66,552	81,110
Total liabilities	12,956,741	12,482,600	12,409,780
Stockholders' equity:
Preferred stock, Series A	116,569	116,569	116,569
Common stock	461	416	416
Additional paid-in capital	624,822	488,607	494,454
Retained earnings	794,526	827,690	813,007
Accumulated other comprehensive loss ("AOCI"), net of deferred taxes	(45,018)	(72,970)	(91,579)
Unearned equity awards	(7,640)	(10,111)	(8,622)
Treasury stock, at cost	(87,203)	(86,272)	(98,020)
Total stockholders' equity	1,396,517	1,263,929	1,226,225
Total liabilities and stockholders' equity	$14,353,258	$13,746,529	$13,636,005

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and Paycheck Protection Program (“PPP”) loans.

(2)     Includes loans underlying multifamily cooperatives.

(3)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except share and per share amounts)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Interest income:
Loans	$148,000	$151,828	$144,744	$590,492	$554,488
Securities	10,010	7,766	7,918	33,563	32,179
Other short-term investments	7,473	4,645	6,094	26,094	22,693
Total interest income	165,483	164,239	158,756	650,149	609,360
Interest expense:
Deposits and escrow	64,773	74,025	66,650	284,745	219,045
Borrowed funds	8,542	8,764	15,617	41,036	66,472
Derivative cash collateral	1,070	1,526	2,368	6,314	7,272
Total interest expense	74,385	84,315	84,635	332,095	292,789
Net interest income	91,098	79,924	74,121	318,054	316,571
Provision for credit losses	13,715	11,603	3,720	36,113	2,770
Net interest income after provision	77,383	68,321	70,401	281,941	313,801
Non-interest income:
Service charges and other fees	3,942	4,267	3,804	16,725	16,437
Title fees	226	190	466	843	1,295
Loan level derivative income	491	132	728	2,114	7,081
BOLI income	2,825	2,606	2,416	10,376	9,748
Gain on sale of Small Business Administration ("SBA") loans	22	19	531	407	1,592
Gain on sale of residential loans	83	38	12	225	115
Fair value change in equity securities and loans held for sale	15	39	321	(1,204)	(758)
Net loss on sale of securities	(42,810)	—	—	(42,810)	(1,447)
Gain (loss) on sale of other assets	554	2	—	7,219	(22)
Other	791	338	594	2,150	2,165
Total non-interest (loss) income	(33,861)	7,631	8,872	(3,955)	36,206
Non-interest expense:
Salaries and employee benefits	35,761	36,132	30,383	136,114	117,437
Severance	1,254	—	25	1,296	9,093
Occupancy and equipment	7,569	7,448	7,261	29,794	29,055
Data processing costs	4,483	4,544	3,730	17,745	16,474
Marketing	1,897	1,629	1,765	6,660	6,781
Professional services	2,345	2,036	1,279	8,614	6,155
Federal deposit insurance premiums (1)	2,116	2,105	3,240	8,710	8,853
Loss on extinguishment of debt	—	1	—	454	—
Loss due to pension settlement	1,215	—	—	1,215	—
Amortization of other intangible assets	285	286	350	1,163	1,425
Other	3,688	3,548	5,911	14,782	17,855
Total non-interest expense	60,613	57,729	53,944	226,547	213,128
(Loss) income before taxes	(17,091)	18,223	25,329	51,439	136,879
Income tax expense (2)	3,322	4,896	9,021	22,355	40,785
Net (loss) income	(20,413)	13,327	16,308	29,084	96,094
Preferred stock dividends	1,821	1,822	1,821	7,286	7,286
Net (loss) income available to common stockholders	$(22,234)	$11,505	$14,487	$21,798	$88,808
Earnings per common share ("EPS"):
Basic	$(0.54)	$0.29	$0.37	$0.55	$2.29
Diluted	$(0.54)	$0.29	$0.37	$0.55	$2.29

Average common shares outstanding for diluted EPS	40,767,161	38,366,619	38,216,476	38,933,054	38,187,477

(1)     Fourth quarter of 2024 and 2023 included $0.1 million and $1.0 million, respectively, of pre-tax expense related to the FDIC special assessment for the recovery of losses related to the closures of Silicon Valley Bank and Signature Bank.

(2)     Fourth quarter of 2024 includes $9.1 million of income tax expense related to the taxable gain and MEC Tax on the surrender of legacy BOLI assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Per Share Data:
Reported EPS (Diluted)	$(0.54)	$0.29	$0.37	$0.55	$2.29
Cash dividends paid per common share	0.25	0.25	0.25	1.00	0.99
Book value per common share	29.34	29.31	28.58	29.34	28.58
Tangible common book value per share (1)	25.68	25.22	24.44	25.68	24.44
Common shares outstanding	43,622	39,152	38,823	43,622	38,823
Dividend payout ratio	(46.30)%	86.21%	67.57%	181.82%	43.23%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	(0.59)%	0.39%	0.48%	0.21%	0.71%
Return on average equity	(6.02)	4.19	5.32	2.27	7.91
Return on average tangible common equity (1)	(8.16)	4.70	6.20	2.24	9.59
Net interest margin	2.79	2.50	2.29	2.48	2.46
Non-interest expense to average assets	1.76	1.71	1.58	1.66	1.56
Efficiency ratio	105.9	65.9	65.0	72.1	60.4
Effective tax rate	(19.44)	26.87	35.62	43.46	29.80

Balance Sheet Data:
Average assets	$13,759,002	$13,502,753	$13,630,096	$13,618,789	$13,625,215
Average interest-earning assets	12,974,958	12,734,246	12,828,060	12,837,416	12,847,238
Average tangible common equity (1)	1,080,177	996,578	948,024	1,006,390	936,840
Loan-to-deposit ratio at end of period (2)	93.0	95.4	102.3	93.0	102.3

Capital Ratios and Reserves - Consolidated: (3)
Tangible common equity to tangible assets (1)	7.89%	7.27%	7.04%
Tangible equity to tangible assets (1)	8.71	8.13	7.91
Tier 1 common equity ratio	11.07	10.16	9.84
Tier 1 risk-based capital ratio	12.17	11.28	10.94
Total risk-based capital ratio	15.65	14.76	13.54
Tier 1 leverage ratio	9.39	8.76	8.51
Consolidated CRE concentration ratio (4)	447	487	538
Allowance for credit losses/ Total loans	0.82	0.78	0.67
Allowance for credit losses/ Non-performing loans	179.37	172.29	246.55

(1)    See "Non-GAAP Reconciliation" tables for reconciliation of tangible equity, tangible common equity, and tangible assets.

(2)    Total deposits include mortgage escrow deposits, which fluctuate seasonally.

(3)	December 31, 2024 ratios are preliminary pending completion and filing of the Company’s regulatory reports.

(4)   The Consolidated CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner-occupied commercial real estate, multifamily, and acquisition, development, and construction, divided by consolidated capital. The December 31, 2024 ratio is preliminary pending completion and filing of the Company’s regulatory reports.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME

(Dollars in thousands)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Business loans (1)	$2,681,953	$46,791	6.94%	$2,609,934	$46,656	7.11%	$2,264,401	$38,740	6.79%
One-to-four family residential, including condo and coop	943,319	11,061	4.66	924,150	11,024	4.75	893,008	9,706	4.31
Multifamily residential and residential mixed-use	3,848,579	44,152	4.56	3,902,220	45,790	4.67	4,070,327	46,715	4.55
Non-owner-occupied commercial real estate	3,265,906	42,865	5.22	3,297,760	44,804	5.40	3,376,581	45,037	5.29
Acquisition, development, and construction	139,440	3,101	8.85	147,875	3,505	9.43	188,022	4,459	9.41
Other loans	4,781	30	2.50	4,891	49	3.99	5,837	87	5.91
Securities	1,455,449	10,010	2.74	1,493,492	7,766	2.07	1,599,724	7,918	1.96
Other short-term investments	635,531	7,473	4.68	353,924	4,645	5.22	430,160	6,094	5.62
Total interest-earning assets	12,974,958	165,483	5.07%	12,734,246	164,239	5.13%	12,828,060	158,756	4.91%
Non-interest-earning assets	784,044			768,507			802,036
Total assets	$13,759,002			$13,502,753			$13,630,096

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking (2)	$912,645	$5,115	2.23%	$798,024	$4,635	2.31%	$524,573	$1,063	0.80%
Money market	3,968,793	33,695	3.38	3,771,562	36,841	3.89	3,136,891	27,541	3.48
Savings (2)	1,905,866	14,828	3.10	2,102,282	19,492	3.69	2,295,882	20,979	3.63
Certificates of deposit	1,126,859	11,135	3.93	1,232,984	13,057	4.21	1,564,817	17,067	4.33
Total interest-bearing deposits	7,914,163	64,773	3.26	7,904,852	74,025	3.73	7,522,163	66,650	3.52
FHLBNY advances	509,630	4,241	3.31	528,652	4,455	3.35	1,174,848	13,064	4.41
Subordinated debt, net	272,311	4,301	6.28	271,450	4,307	6.31	200,210	2,553	5.06
Other short-term borrowings	543	—	—	131	2	6.07	—	—	—
Total borrowings	782,484	8,542	4.34	800,233	8,764	4.36	1,375,058	15,617	4.51
Derivative cash collateral	99,560	1,070	4.28	91,305	1,526	6.65	161,535	2,368	5.82
Total interest-bearing liabilities	8,796,207	74,385	3.36%	8,796,390	84,315	3.81%	9,058,756	84,635	3.71%
Non-interest-bearing checking (2)	3,396,457			3,209,502			3,059,289
Other non-interest-bearing liabilities	209,712			223,546			286,373
Total liabilities	12,402,376			12,229,438			12,404,418
Stockholders' equity	1,356,626			1,273,315			1,225,678
Total liabilities and stockholders' equity	$13,759,002			$13,502,753			$13,630,096
Net interest income		$91,098			$79,924			$74,121
Net interest rate spread			1.71%			1.32%			1.20%
Net interest margin			2.79%			2.50%			2.29%
Deposits (including non-interest-bearing checking accounts) (2)	$11,310,620	$64,773	2.28%	$11,114,354	$74,025	2.65%	$10,581,452	$66,650	2.50%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Includes mortgage escrow deposits.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS

(Dollars in thousands)

	At or For the Three Months Ended
	December 31,	September 30,	December 31,
Asset Quality Detail	2024	2024	2023
Non-performing loans ("NPLs")
Business loans (1)	$22,624	$25,411	$18,574
One-to-four family residential, including condominium and cooperative apartment	3,213	3,880	3,248
Multifamily residential and residential mixed-use	—	—	—
Non-owner-occupied commercial real estate	22,960	19,509	6,620
Acquisition, development, and construction	657	657	657
Other loans	25	6	—
Total Non-accrual loans	$49,479	$49,463	$29,099
Total Non-performing assets ("NPAs")	$49,479	$49,463	$29,099

Total loans 90 days delinquent and accruing ("90+ Delinquent")	$—	$—	$—

NPAs and 90+ Delinquent	$49,479	$49,463	$29,099

NPAs and 90+ Delinquent / Total assets	0.34%	0.36%	0.21%
Net charge-offs ("NCOs")	$10,611	$4,199	$4,555
NCOs / Average loans (2)	0.39%	0.15%	0.17%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Calculated based on annualized NCOs to average loans, excluding loans held for sale.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Dollars in thousands except per share amounts)

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude pre-tax income and expenses associated with the fair value change in equity securities and loans held for sale, net loss (gain) on sale of securities and other assets, severance, the FDIC special assessment, loss on extinguishment of debt and loss due to pension settlement. The non-GAAP financial measures also include taxes related to the surrender of BOLI assets.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Reconciliation of Reported and Adjusted (non-GAAP) Net (Loss) Income Available to Common Stockholders
Reported net (loss) income available to common stockholders	$(22,234)	$11,505	$14,487	$21,798	$88,808
Adjustments to net income (1):
Fair value change in equity securities and loans held for sale	(15)	(39)	(321)	1,204	758
Net loss (gain) on sale of securities and other assets	42,256	(2)	—	35,591	1,469
Severance	1,254	—	25	1,296	9,093
FDIC special assessment	126	—	999	126	999
Loss on extinguishment of debt	—	1	—	454	—
Loss due to pension settlement	1,215	—	—	1,215	—
Income tax effect of adjustments noted above (1)	(14,258)	13	(208)	(12,684)	(1,193)
BOLI tax adjustment (2):	9,073	—	—	9,073	—
Adjusted net income available to common stockholders (non-GAAP)	$17,417	$11,478	$14,982	$58,073	$99,934

Adjusted Ratios (Based upon Adjusted (non-GAAP) Net (Loss) Income as calculated above)
Adjusted EPS (Diluted)	$0.42	$0.29	$0.39	$1.46	$2.58
Adjusted return on average assets	0.56%	0.39%	0.49%	0.48%	0.79%
Adjusted return on average equity	5.67	4.18	5.48	5.09	8.82
Adjusted return on average tangible common equity	6.52	4.69	6.41	5.85	10.77
Adjusted non-interest expense to average assets	1.68	1.70	1.54	1.63	1.48
Adjusted efficiency ratio	58.0	65.6	63.6	63.4	56.8

(1)    Adjustments to net (loss) income are taxed at the Company's approximate statutory tax rate.

(2)    Reflects income tax expense related to the taxable gain and MEC Tax on the surrender of legacy BOLI assets.

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Operating expense as a % of average assets - as reported	1.76%	1.71%	1.58%	1.66%	1.56%
Severance	(0.04)	—	—	(0.01)	(0.06)
FDIC special assessment	—	—	(0.03)	—	(0.01)
Loss on extinguishment of debt	—	—	—	—	—
Loss due to pension settlement	(0.04)	—	—	(0.01)	—
Amortization of other intangible assets	—	(0.01)	(0.01)	(0.01)	(0.01)
Adjusted operating expense as a % of average assets (non-GAAP)	1.68%	1.70%	1.54%	1.63%	1.48%

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Efficiency ratio - as reported (non-GAAP) (1)	105.9%	65.9%	65.0%	72.1%	60.4%
Non-interest expense - as reported	$60,613	$57,729	$53,944	$226,547	$213,128
Severance	(1,254)	—	(25)	(1,296)	(9,093)
FDIC special assessment	(126)	—	(999)	(126)	(999)
Loss on extinguishment of debt	—	(1)	—	(454)	—
Loss due to pension settlement	(1,215)	—	—	(1,215)	—
Amortization of other intangible assets	(285)	(286)	(350)	(1,163)	(1,425)
Adjusted non-interest expense (non-GAAP)	$57,733	$57,442	$52,570	$222,293	$201,611
Net interest income - as reported	$91,098	$79,924	$74,121	$318,054	$316,571
Non-interest (loss) income - as reported	$(33,861)	$7,631	$8,872	$(3,955)	$36,206
Fair value change in equity securities and loans held for sale	(15)	(39)	(321)	1,204	758
Net loss (gain) on sale of securities and other assets	42,256	(2)	—	35,591	1,469
Adjusted non-interest income (non-GAAP)	$8,380	$7,590	$8,551	$32,840	$38,433
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$99,478	$87,514	$82,672	$350,894	$355,004
Adjusted efficiency ratio (non-GAAP) (2)	58.0%	65.6%	63.6%	63.4%	56.8%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted non-interest expense by the sum of GAAP net interest income and adjusted non-interest income.

The following table presents the tangible common equity to tangible assets, tangible equity to tangible assets, and tangible common book value per share calculations (non-GAAP):

	December 31,	September 30,	December 31,
	2024	2024	2023
Reconciliation of Tangible Assets:
Total assets	$14,353,258	$13,746,529	$13,636,005
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(3,896)	(4,181)	(5,059)
Tangible assets (non-GAAP)	$14,193,565	$13,586,551	$13,475,149

Reconciliation of Tangible Common Equity - Consolidated:
Total stockholders' equity	$1,396,517	$1,263,929	$1,226,225
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(3,896)	(4,181)	(5,059)
Tangible equity (non-GAAP)	1,236,824	1,103,951	1,065,369
Preferred stock, net	(116,569)	(116,569)	(116,569)
Tangible common equity (non-GAAP)	$1,120,255	$987,382	$948,800

Common shares outstanding	43,622	39,152	38,823

Tangible common equity to tangible assets (non-GAAP)	7.89%	7.27%	7.04%
Tangible equity to tangible assets (non-GAAP)	8.71	8.13	7.91

Book value per common share	$29.34	$29.31	$28.58
Tangible common book value per share (non-GAAP)	25.68	25.22	24.44